Exhibit 16.01

Deloitte & Touche LLP
Suite 2100
1111 Broadway
Oakland, CA 94607-4036
USA

Tel: +1 510 287 2700
Fax: +1 510 835 4888
www.deloitte.com

May 15, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Westaff, Inc.’s Form 8-K dated May 15, 2007, and have the following comments:

1.              We agree with the statements made in the first sentence of the first paragraph and the statements made in the third, fourth and fifth paragraphs.

2.              We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph, or the statements made in the second and sixth paragraphs.

Yours truly,

Deloitte & Touche LLP

Member of
Deloitte Touche Tohmatsu